SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 11-K

(Mark One)
[X]  ANNUAL REPORT PURSUANT TO SECTION 15 (d) OF THE SECURITIES EXCHANGE
       ACT OF 1934  [No fee required effective October 7, 1996]

For the fiscal year ended December 31, 1999.

                                    OR

[   ]  TRANSITION REPORT PURSUANT TO SECTION 15 (d) OF THE SECURITIES
        EXCHANGE ACT OF 1934  [No fee required]

For the transition report period from ________________ to ____________________.



                         Commission file number 1-14194

A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                 MORRISON HEALTH CARE, INC. SALARY DEFERRAL PLAN

B. Name of issuer of the securities held pursuant to the Plan and address of its principal executive office:

                      Morrison Management Specialists, Inc.

                              1955 Lake Park Drive

                                    Suite 400

                                Smyrna, GA 30080

Exhibit index appears on page 2.


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                                  EXHIBIT INDEX

Exhibit
Number            Description
-------           ---------------------------------------------------
  13              Annual report to Security-Holders
  23              Consent of Independent Auditors


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                                   SIGNATURES

                Morrison Health Care, Inc. Salary Deferral Plan.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Compensation Committee of the Morrison Health Care, Inc. Salary Deferral Plan has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                Morrison Health Care, Inc.
                                                Salary Deferral Plan
                                                ------------------------------
                                                (Name of Plan)



Date:  June 6, 2000                             /s/ Claire L. Arnold
     --------------                             ------------------------------
                                                Claire L. Arnold
                                                Director; Chairman, Compensation
                                                Committee